EXHIBIT 5


                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                         (Incorporated in Pennsylvania)
                                    Attorneys
                              650 College Road East
                           Princeton, New Jersey 08540



                                             January 7, 2000

Intelligroup, Inc.
499 Thornall Street
Edison, New Jersey 08837

Gentlemen:

        We have acted as counsel to Intelligroup, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 440,281 shares (the "Shares") of the Company's common stock, $0.01 par value, all of which are to be offered by certain Selling Shareholders as set forth therein.

        In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that:

1.      The issuance of the Shares was duly and validly authorized; and

2.      The Shares are legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                            Very truly yours,

                                            BUCHANAN INGERSOLL
                                            PROFESSIONAL CORPORATION



                                            /s/David J. Sorin
                                            ------------------------
                                            By: David J. Sorin,
                                                a member of the firm